Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) related to the registration of an additional 1,298,000 shares of common stock of SkyWest, Inc. pertaining to the 2019 Long-Term Incentive Plan (the “2019 Plan”) of SkyWest, Inc. of our reports dated February 15, 2024, with respect to the consolidated financial statements of SkyWest, Inc. and the effectiveness of internal control over financial reporting of SkyWest, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

July 26, 2024